Exhibit 10.7

INDEMNIFICATION AGREEMENT

AGREEMENT, dated as of [●], by and between Sculptor Capital Management, Inc., a Delaware corporation (the “Company”), and [●] (the “Indemnitee”).

WHEREAS, it is essential to the Company to retain and attract as directors and officers the most capable persons available;

WHEREAS, the Indemnitee is a director and/or officer of the Company;

WHEREAS, the Company and the Indemnitee recognize the increased risk of litigation and other claims being asserted against directors and officers of companies in today’s environment;

WHEREAS, basic protection against undue risk of personal liability of directors and officers heretofore has been provided through insurance coverage providing reasonable protection at reasonable cost, and the Indemnitee has relied on the availability of such coverage; however, as a result of substantial changes in the marketplace for such insurance, it has become increasingly difficult to obtain such insurance on terms providing reasonable protection at reasonable cost;

WHEREAS, the Operating Agreement (as defined herein) requires the Company to indemnify and advance expenses to its directors and officers to the extent provided therein, and the Indemnitee serves as a director and/or officer of the Company, in part, in reliance on such provisions in the Operating Agreement;

WHEREAS, the current difficulty in obtaining adequate director and officer liability insurance coverage at a reasonable cost, and uncertainties as to the availability of indemnification created by recent court decisions, have increased the risk that the Company will be unable to retain and attract as directors and officers the most capable persons available;

WHEREAS, the Company has determined that its inability to retain and attract as directors and officers the most capable persons would be detrimental to the interests of the Company, and that the Company therefore should seek to assure such persons that indemnification and insurance coverage will be available in the future; and

WHEREAS, in recognition of the Indemnitee’s need for substantial protection against personal liability in order to enhance the Indemnitee’s continued service to the Company in an effective manner, the increasing difficulty in obtaining satisfactory director and officer liability insurance coverage, and the Indemnitee’s reliance on the Operating Agreement, and, in part, to provide the Indemnitee with specific contractual assurance that the protections set forth under the Operating Agreement will be available to the Indemnitee (regardless of, among other things, any amendment to or revocation of the Operating Agreement or any change in the composition of the governing bodies of the Company or acquisition transaction relating to the Company), the Company desires to provide in this Agreement for the indemnification of, and the advancing of expenses to, the Indemnitee to the fullest extent (whether partial or complete) permitted by law, and as set forth in this Agreement, and, to the extent insurance is maintained, for the continued coverage of the Indemnitee under the directors’ and officers’ liability insurance policy of the Company.

NOW, THEREFORE, in consideration of the premises and of the Indemnitee continuing to serve the Company directly or, at its request, as an officer, director, member, manager, partner, tax matters partner, fiduciary or trustee of, or in any other capacity with, another Person (as defined below) or any employee benefit plan, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Certain Definitions. In addition to terms defined elsewhere herein, the following terms have the following meanings when used in this Agreement:

(a)	Agreement: shall mean this Indemnification Agreement, as amended from time to time hereafter.

(b)	Board of Directors: shall mean the board of directors of the Company.

(c)

Claim: means any threatened, asserted, pending or completed civil, criminal, administrative, investigative or other action, suit or proceeding, or appeal thereof, or any inquiry or investigation, whether instituted by the Company, any governmental agency or any other party, that the Indemnitee in good faith believes might lead to the institution of any such action, suit or proceeding, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism.

(d)

Indemnifiable Expenses: means (i) any and all expenses and liabilities, including judgments, fines, penalties, interest, amounts paid in settlement with the approval of the Company, and counsel fees and disbursements (including, without limitation, experts’ fees, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Claim relating to any Indemnifiable Event, (ii) any liability pursuant to a loan guaranty or otherwise, for any indebtedness of the Company or any subsidiary of the Company, including, without limitation, any indebtedness which the Company or any subsidiary of the Company has assumed or taken subject to, and (iii) any liabilities which an Indemnitee incurs as a result of acting on behalf of the Company (whether as a fiduciary or otherwise) in connection with the operation, administration or maintenance of an employee benefit plan or any related trust or funding mechanism (whether such liabilities are in the form of excise taxes assessed by the United States Internal Revenue Service, penalties assessed by the Department of Labor, restitutions to such a plan or trust or other funding mechanism or to a participant or beneficiary of such plan, trust or other funding mechanism, or otherwise), and, with respect to each of the preceding clauses (i) through (iii), all interest assessments and other charges paid or payable in connection therewith or in respect thereof.

(e)

Indemnifiable Event: means (i) any event or occurrence related to the fact that Indemnitee is or was an officer, manager, director, member, partner, tax matters partner, fiduciary or trustee of the Company, or any of its subsidiaries or managed funds or (ii) any act or omission, whether occurring before, on or after the date of this Agreement, arising from the performance of the Indemnitee’s duties or obligations to the Company, or any of its subsidiaries or managed funds, including in connection with any investment made or held by the Company, or any of its subsidiaries or managed funds, and in connection with any civil, criminal, administrative, investigative or other claim, action, suit or proceeding to which the Indemnitee may hereafter be subject to or made a party by reason of being or having been a director or manager of the Company under Delaware law or being or having been a director or officer of the Company, an officer, manager, director, member, partner, tax matters partner, fiduciary or trustee of, or having served in any other capacity with, another Person or any employee benefit plan at the request of the Company.

(f)	Operating Agreement: means the Amended and Restated By-Laws of Sculptor Capital Management, Inc., as adopted August 30, 2019, as amended from time to time.

(g)	Person: means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

2. Basic Indemnification Arrangement; Advancement of Expenses.

(a) In the event that the Indemnitee was or is a party to or witness or other participant in, or is threatened to be made subject to a party to or witness or other participant in, a Claim by reason of (or arising in part out of) an Indemnifiable Event, the Company shall indemnify the Indemnitee, or cause such Indemnitee to be indemnified, to the fullest extent permitted by law. The rights of the Indemnitee provided in this Section 2 shall (i) include, without limitation, the rights set forth in the other sections of this Agreement, and (ii) continue after the Indemnitee ceases to be a director, officer, or employee of the Company. Payments of Indemnifiable Expenses shall be made as soon as practicable but in any event no later than thirty (30) days after written demand is presented to the Company, against any and all Indemnifiable Expenses.

(b) If so requested by the Indemnitee, the Company shall advance, or cause to be advanced (within two business days of such request), any and all Indemnifiable Expenses incurred by the Indemnitee (an “Expense Advance”). The Company shall, in accordance with such request (but without duplication), either (i) pay, or cause to be paid, such Indemnifiable Expenses on behalf of the Indemnitee, or (ii) reimburse, or cause the reimbursement of, the

Indemnitee for such Indemnifiable Expenses. The Indemnitee’s right to an Expense Advance is absolute and (i) shall not be subject to any condition that the Board of Directors shall not have determined that the Indemnitee is not entitled to be indemnified under the standard set forth in Section 2(a) and (ii) shall continue after the Indemnitee ceases to be a director, officer or employee of the Company. However, the obligation of the Company to make an Expense Advance pursuant to this Section 2(b) shall be subject to the condition that, if, when and to the extent that a final judicial determination is made (as to which all rights of appeal therefrom have been exhausted or lapsed) that the Indemnitee is not entitled to be so indemnified under the standard set forth in Section 2(a), the Company shall be entitled to be reimbursed by the Indemnitee (who hereby agrees to reimburse the Company) for all such amounts theretofore paid (it being understood and agreed that the foregoing agreement by the Indemnitee shall be deemed to satisfy any requirement that the Indemnitee provide the Company with an undertaking to repay any Expense Advance if it is ultimately determined that the Indemnitee is not entitled to indemnification hereunder). The Indemnitee’s undertaking to repay such Expense Advances shall be unsecured and interest-free.

(c) Notwithstanding anything in this Agreement to the contrary, the Indemnitee shall not be entitled to indemnification or advancement of Indemnifiable Expenses pursuant to this Agreement in connection with any Claim initiated by the Indemnitee unless (i) the Company has joined in, or the Board of Directors of the Company has authorized or consented to, the initiation of such Claim or (ii) the Claim is one to enforce the Indemnitee’s rights under this Agreement (including an action pursued by the Indemnitee to secure a determination that the Indemnitee should be indemnified under the standard set forth in Section 2(a)).

(d) An Indemnitee shall not be denied indemnification or advancement of Indemnifiable Expenses, in whole or in part, because (i) the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the Operating Agreement or (ii) the Indemnitee was acting on behalf of the Company (whether as a fiduciary or otherwise) in connection with the operation, administration or maintenance of an employee benefit plan or any related trust or funding mechanism (whether such liabilities are in the form of excise taxes assessed by the United States Internal Revenue Service, penalties assessed by the Department of Labor, restitutions to such a plan or trust or other funding mechanism or to a participant or beneficiary of such plan, trust or other funding mechanism, or otherwise).

(e) The indemnification obligations of the Company under Section 2(a) shall be subject to the condition that the Board of Directors shall not have determined (by majority vote of directors who are not parties to the applicable Claim) that the indemnification of the Indemnitee is not proper in the circumstances because the Indemnitee is not entitled to be indemnified under the standard set forth in Section 2(a). If the Board of Directors determines that the Indemnitee is not entitled to be indemnified in whole or in part under such standard, the Indemnitee shall have the right to commence litigation in any court in the State of New York or Delaware having subject matter jurisdiction thereof and in which venue is proper, seeking an initial determination by the court or challenging any such determination by the Board of Directors or any aspect thereof, including the legal or factual bases therefor, and the Company hereby consents to service of process and to appear in any such proceeding. If the Indemnitee commences legal proceedings in a court of competent jurisdiction to secure a determination that the Indemnitee should be indemnified under the standard set forth in Section 2(a), any determination made by the Board of Directors that the Indemnitee is not entitled to be indemnified under such standard shall not be binding, the Indemnitee shall continue to be entitled to receive Expense Advances, and the Indemnitee shall not be required to reimburse the Company for any Expense Advance, until a final judicial determination is made (as to which all rights of appeal therefrom have been exhausted or lapsed) that the Indemnitee is not entitled to be so indemnified under the standard set forth in Section 2(a).

(f) To the extent that the Indemnitee has been successful on the merits or otherwise in defense of any or all Claims relating in whole or in part to an Indemnifiable Event or in defense of any issue or matter therein, including dismissal without prejudice, the Indemnitee shall be indemnified against all Indemnifiable Expenses actually and reasonably incurred in connection therewith, notwithstanding an earlier determination by the Board of Directors that the Indemnitee is not entitled to indemnification under the standard set forth in Section 2(a).

[(g) The Company hereby acknowledges that Indemnitee may have rights to indemnification for Indemnifiable Expenses provided by [•] and/or its affiliates (any such entity, the “Other Indemnitor”). The Company agrees with Indemnitee that the Company is the indemnitor of first resort of Indemnitee with respect to matters for which indemnification is provided under this Agreement and that the Company will be obligated to make all payments due to or for the benefit of Indemnitee under this Agreement without regard to any rights that Indemnitee may have against the Other Indemnitor. The Company hereby waives any equitable rights to contribution or indemnification from the Other Indemnitor in respect of any amounts paid to Indemnitee hereunder. The Company further agrees that no payment of Indemnifiable Expenses by the Other Indemnitor to or for the benefit of Indemnitee shall affect the obligations of the Company hereunder, and that the Company shall be obligated to repay the Other Indemnitor for all amounts so paid or reimbursed to the extent that the Company has an obligation to indemnify Indemnitee for such Indemnifiable Expenses hereunder.]

3. Indemnification for Additional Expenses. The Company shall indemnify, or cause the indemnification of, the Indemnitee against any and all Indemnifiable Expenses and, if requested by the Indemnitee, shall advance such Indemnifiable Expenses to the Indemnitee subject to and in accordance with Section 2(b) and (e), which are incurred by the Indemnitee in connection with any action brought by the Indemnitee for (i) indemnification or an Expense Advance by the Company under this Agreement or any provision of the Operating Agreement and/or (ii) recovery under any directors’ and officers’ liability insurance policies maintained by the Company, regardless of whether the Indemnitee ultimately is determined to be entitled to such indemnification, Expense Advance or insurance recovery, as the case may be.

4. Partial Indemnity, Etc. If the Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of the Indemnifiable Expenses in respect of a Claim but not, however, for the total amount thereof, the Company shall indemnify the Indemnitee for such portion thereof to which the Indemnitee is entitled.

5. Burden of Proof. In connection with any determination by the Board of Directors, any court or otherwise as to whether the Indemnitee is entitled to be indemnified hereunder, the Board of Directors or court shall presume that the Indemnitee has satisfied the applicable standard of conduct and is entitled to indemnification, and the burden of proof shall be on the Company or its representative to establish, by clear and convincing evidence, that the Indemnitee is not so entitled.

6. Reliance as Safe Harbor. The Indemnitee shall be entitled to indemnification for any action or omission to act undertaken (i) in good faith reliance upon the records of the Company, including its financial statements, or upon information, opinions, reports or statements furnished to the Indemnitee by the officers or employees of the Company or any of its subsidiaries in the course of their duties, or by committees of the Board of Directors, or by any other Person as to matters the Indemnitee reasonably believes are within such other Person’s professional or expert competence, or (ii) on behalf of the Company in furtherance of the interests of the Company in good faith and in reliance upon, and in accordance with, the advice of legal counsel or accountants, provided that such legal counsel or accountants were selected with reasonable care by or on behalf of the Company. In addition, the knowledge and/or actions, or failures to act, of any director, officer, agent or employee of the Company shall not be imputed to the Indemnitee for purposes of determining the right to indemnity hereunder.

7. No Other Presumptions. For purposes of this Agreement, the termination of any claim, action, suit or proceeding, by judgment, order, settlement (whether with or without court approval) or conviction, or upon a plea of nolo contendere or its equivalent, shall not create a presumption that the Indemnitee did not meet any particular standard of conduct or have any particular belief, that a court has determined that indemnification is not permitted by applicable law. In addition, neither the failure of the Board of Directors to have made a determination as to whether the Indemnitee has met any particular standard of conduct or had any particular belief, nor an actual determination by the Board of Directors that the Indemnitee has not met such standard of conduct or did not have such belief, prior to the commencement of legal proceedings by the Indemnitee to secure a judicial determination that the Indemnitee should be indemnified under applicable law shall be a defense to the Indemnitee’s claim or create a presumption that the Indemnitee has not met any particular standard of conduct or did not have any particular belief.

8. Nonexclusivity, Etc. The rights of the Indemnitee hereunder shall be in addition to any other rights the Indemnitee may have under the Operating Agreement, the laws of the State of Delaware, or otherwise.

9. Liability Insurance. To the extent the Company maintains an insurance policy or policies providing directors’ and officers’ liability insurance, the Indemnitee shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for the directors or officers of the Company.

10. Period of Limitations. No legal action shall be brought and no cause of action shall be asserted by or in the right of the Company against the Indemnitee, the Indemnitee’s spouse, heirs, executors or personal or legal representatives after the expiration of two years from the date of accrual of such cause of action, and any claim or cause of action of the Company shall be extinguished and deemed released unless asserted by the timely filing of a legal action within such two-year period; provided, however, that if any shorter period of limitations is otherwise applicable to any such cause of action such shorter period shall govern.

11. Amendments, Etc. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

12. Subrogation. In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee, who shall execute all papers reasonably required and shall do everything that may be reasonably necessary to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights.

13. No Duplication of Payments. The Company shall not be liable under this Agreement to make any payment in connection with any Claim made against the Indemnitee to the extent the Indemnitee has otherwise actually received payment (under any insurance policy, any provision of the Operating Agreement, or otherwise) of the amounts otherwise indemnifiable hereunder.

14. Defense of Claims. The Company shall be entitled to participate in the defense of any Claim relating to an Indemnifiable Event or to assume the defense thereof, with counsel reasonably satisfactory to the Indemnitee; provided that if the Indemnitee reasonably believes, after consultation with counsel selected by the Indemnitee, that (i) the use of counsel chosen by the Company to represent the Indemnitee would present such counsel with an actual or potential conflict of interest, (ii) the named parties in any such Claim (including any impleaded parties) include the Company or any subsidiary of the Company and the Indemnitee and the Indemnitee concludes that there may be one or more legal defenses available to him or her that are different from or in addition to those available to the Company or any subsidiary of the Company or (iii) any such representation by such counsel would be precluded under the applicable standards of professional conduct then prevailing, then the Indemnitee shall be entitled to retain separate counsel (but not more than one law firm plus, if applicable, local counsel in respect of any particular Claim) at the Company’s expense. The Company shall not be liable to the Indemnitee under this Agreement for any amounts paid in settlement of any Claim relating to an Indemnifiable Event effected without the Company’s prior written consent. The Company shall not, without the prior written consent of the Indemnitee, enter into any settlement of any Claim relating to an Indemnifiable Event which the Indemnitee is or could have been a party unless such settlement solely involves the payment of money and includes a complete and unconditional release of the Indemnitee from all liability on all claims that are the subject matter of such Claim. Neither the Company nor the Indemnitee shall unreasonably withhold its or his or her consent to any proposed settlement; provided that the Indemnitee may withhold consent to any settlement that does not provide a complete and unconditional release of the Indemnitee.

15. Binding Effect, Etc. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors, (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the Company), assigns, spouses, heirs, executors and personal and legal representatives. The Company shall require and cause any successor (whether direct or indirect by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company, by written agreement in form and substance satisfactory to the Indemnitee and his or her counsel, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. This Agreement shall continue in effect regardless of whether the Indemnitee continues to serve as an officer and/or director of the Company or of any other entity or enterprise at the request of the Company.

16. Security. To the extent requested by the Indemnitee, the Company shall at any time and from time to time provide security to the Indemnitee for the obligations of the Company hereunder through an irrevocable bank line of credit, funded trust or other collateral or by other means. Any such security, once provided to the Indemnitee, may not be revoked or released without the prior written consent of such Indemnitee.

17. Severability. The provisions of this Agreement shall be severable in the event that any of the provisions hereof (including any provision within a single section, paragraph or sentence) are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable in any respect, and the validity and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired and shall remain enforceable to the fullest extent permitted by law.

18. Specific Performance, Etc. The parties recognize that if any provision of this Agreement is violated by the parties hereto, the Indemnitee may be without an adequate remedy at law. Accordingly, in the event of any such violation, the Indemnitee shall be entitled, if the Indemnitee so elects, to institute proceedings, either in law or at equity, to obtain damages, to enforce specific performance, to enjoin such violation, or to obtain any relief or any combination of the foregoing as the Indemnitee may elect to pursue.

19. Notices. All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written document delivered in person or sent by telecopy, electronic mail, nationally recognized overnight courier or personal delivery, addressed to such party at the address set forth below or such other address as may hereafter be designated on the signature pages of this Agreement or in writing by such party to the other parties:

(a)	If to the Company, to:

Sculptor Capital Management, Inc.

9 West 57th Street

New York, NY 10019

Fax: (212) 719-7402

Attn: Chief Legal Officer

Email:

(b)	If to the Indemnitee, to the address set forth on Annex A hereto.

All such notices, requests, consents and other communications shall be deemed to have been given or made if and when received (including by overnight courier) by the parties at the above addresses or sent by electronic transmission, with confirmation received, to the telecopy numbers specified above (or at such other address, electronic mail address or telecopy number for a party as shall be specified by like notice). Any notice delivered by any party hereto to any other party hereto shall also be delivered to each other party hereto simultaneously with delivery to the first party receiving such notice.

20. Counterparts. This Agreement may be executed in counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same agreement. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.

21. Headings. The headings of the sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction or interpretation thereof.

22. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to contracts made and to be performed in such state without giving effect to the principles of conflicts of laws.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SCULPTOR CAPITAL MANAGEMENT, INC.

By:
Name:
Title:

INDEMNITEE

Name: [●]

Signature Page to Indemnification Agreement

Annex A

Name and Business Address:

Attn:

Tel:

Fax: